Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES FISCAL 2005 THIRD QUARTER RESULTS
Orders up 24%; Net Sales up 17%; Net Income up 35%

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) today announced sales and operating results for the third quarter and nine-month periods ended June 30, 2005.

Net sales for the three-month period ended June 30, 2005 totaled $25.9 million, compared with $22.2 million in the same quarter last year. Net earnings for the third quarter were $2.7 million, or $0.52 per diluted share, compared with net earnings of $2.0 million, or $0.38 per diluted share, in the same period a year ago. Quarterly net sales were the highest in the Company’s history.

Net sales for the nine months ended June 30, 2005 were $58.8 million compared with $61.7 million for the comparable period in fiscal 2004. The Company reported net earnings for the fiscal 2005 nine-month period of $2.4 million, or $0.47 per diluted share, compared with $3.7 million, or $0.70 per diluted share, for the nine-month period in fiscal 2004.

Gross profit for the third quarter of fiscal 2005 was $11.2 million compared to $10.2 million in the corresponding period last year. As a percentage of net sales, gross profit was 43.2% compared to 46.1% in the third quarter of fiscal 2004. The decline in year over year quarterly gross profit percentage was due primarily to a change in product mix within the Company’s automated inspection systems product family. For the fiscal 2005 nine-month period, gross profit was $23.5 million compared to $26.2 million for the same period of fiscal 2004, or 40.0% and 42.4% as a percentage of net sales, respectively.

Operating expenses for the quarter ended June 30, 2005 were $7.0 million, or 26.9% of net sales, compared to $7.4 million, or 33.2% of net sales, in the same quarter last year. Operating expenses for the nine months ended June 30, 2005 were $20.1 million, or 34.1% of net sales, compared to $20.9 million, or 33.9% of net sales, for the corresponding period of fiscal 2004. The lower spending level for the quarter was due to planned decreases in research and development project costs. For the nine-month period, lower operating expenses in R& D and sales commissions were offset somewhat by increased recruiting and relocation expense in G&A.

Kirk Morton, President and Chief Executive Officer, commented, “This was a good quarter and we are encouraged by the operating results. Net sales were strong, as were margins even though the quarterly margin comparison suffers somewhat next to last year’s exceptionally high margins. Operating expenses, as a percent of net sales, were in an appropriate range with the increase from the second quarter of fiscal 2005 primarily attributable to higher sales commissions on higher net sales. All-in-all, this quarter was a nice improvement over the results in the first half of the year.”

New orders received during the fiscal 2005 third quarter were $19.7 million, compared to $15.9 million in the same period last year, an increase of 24%. Orders were up substantially for the Company’s process systems product lines with notable increases in both the North American and European markets. Order volume also increased for automated inspection products, including the recently introduced Raptor Laser Technology sensor. At the close of the June 2005 quarter, the Company’s backlog was $15.4 million compared to $12.7 million at the close of the corresponding period one year ago, an increase of 22%.

Morton commented, “We were encouraged by the order volume during the third quarter and our outlook for significant projects and possibilities during the fourth quarter and into fiscal year 2006 has also strengthened. Our new products - the G6 vision engine and the Raptor Laser Technology - resulted in new business during the quarter and we are optimistic about both of these products going forward. As we prepare for fiscal year 2006, we are gearing our business for greater focus and effort in three key areas - driving the aftermarket parts and service business with new products and services, increasing our offerings into the pharmaceutical industry, and growing our business in China. We believe that these efforts, combined with steady to improving market conditions in our core markets bode well for Key.”

Conference Call
The Company's conference call for the June quarter can be heard live on the Internet at 1:30 p.m. Pacific Time on Thursday, July 28th. To access the call, go to www.key.net/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	the Company's new products may not compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the Company's inability to fully protect its intellectual property may adversely affect the Company's competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company or its customers by third parties may adversely affect the Company’s results of operations and its customer relations.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Exhibit 99.1, "Forward-Looking Statement Risk and Uncertainty Factors", to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

Note: News releases and other information on Key Technology, Inc. can be accessed at www.key.net on the Internet.

-TABLES FOLLOW-

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004

Net sales	$25,917	$22,170	$58,757	$61,674
Gross profit	11,185	10,216	23,518	26,163
Operating expenses
Selling and marketing	3,395	3,458	9,532	10,112
Research and development	1,186	1,545	3,702	4,180
General and administrative	2,052	2,026	5,821	5,639
Amortization of intangibles	334	331	998	992
Total operating expenses	6,967	7,360	20,053	20,923
Earnings from operations	4,233	2,856	3,493	5,246
Earnings before income taxes	4,093	2,853	3,579	5,280
Net earnings	2,709	2,008	2,434	3,650
Assumed dividends on mandatorily redeemable preferred stock	40	37	39	70
Net earnings available to common shareholders	2,669	1,971	2,395	3,580
Net earnings per common share
- basic	$0.53	$0.40	$0.48	$0.73
- diluted	$0.52	$0.38	$0.47	$0.70
Weighted average common and common equivalent shares outstanding
- basic	5,037	4,947	5,013	4,886
- diluted	5,218	5,269	5,201	5,223

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	June 30,	September 30,
	2005	2004
	(in thousands)

Cash and cash equivalents	$13,158	$8,817
Trade accounts receivable, net	10,720	9,336
Inventories	15,149	13,633
Total current assets	42,860	35,002
Property, plant and equipment, net	4,387	5,046
Goodwill and other intangibles, net	9,067	9,916
Total assets	58,281	52,514
Current portion of long-term debt and capital lease obligations	1,148	1,210
Current portion of mandatorily redeemable preferred stock and warrants	1,379	1,595
Total current liabilities	17,017	14,011
Long-term debt, less current portion	1,439	2,323
Shareholders' equity	38,985	36,044

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CONTACT:	Key Technology, Inc., Walla Walla
Ronald Burgess, Chief Financial Officer - 509-529-2161